EXHIBIT 99.2

Maywood Acquisition Corp. Announces Closing of $86,250,000 Initial Public Offering

NEW YORK, February 14, 2025 (ACCESS NEWSWIRE)—Maywood Acquisition Corp. (the “Company”) announced today that it completed its initial public offering of 8,625,000 units at $10.00 per unit, including the full 1,125,000 units subject to the underwriters’ over-allotment option. The offering resulted in gross proceeds to the Company of $86,250,000.

The Company’s units are listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “MAYAU.” Each unit consists of one Class A ordinary share and one right entitling its holder to receive one-fifth of one Class A ordinary share upon the Company’s completion of an initial business combination, subject to adjustment. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “MAYA” and “MAYAR,” respectively.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company is led by its Chairman of the Board and Chief Executive Officer, Zikang Wu.

Of the net proceeds received from the initial public offering, a simultaneous private placement of units and a loan from the Company’s sponsor, an aggregate of $86,250,000 was placed in trust

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as the lead book-running manager for the offering and Seaport Global Securities acted as joint-book-runner for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on February 12, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the net proceeds of the offering will be used as indicated in the prospectus. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Investor Relations

ir@maywoodacq.com